UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 28, 2009

SKYPEOPLE FRUIT JUICE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-32249	98-0222013
(Commission File Number)	(IRS Employer Identification No.)

16F, National Development Bank Tower , No. 2, Gaoxin 1st Road, Xi’an, China	710075
(Address of Principal Executive Offices)	(Zip Code)

011-86-29-88386415
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

                On October 28, 2009, SkyPeople Fruit Juice, Inc. (“SkyPeople” or “the Company”), Barron Partners, L.P. and Eos Holdings, LLC (the “Selling Stockholders”), entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC and Maxim Group LLC (the “Underwriters”) and certain pricing agreements for the sale of 2.7 million shares of the Company’s Common Stock, par value $0.001 per share, at a public offering price of $3.00 per share, less the underwriting commission. Under the terms of the pricing agreements, the Selling Stockholders have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 405,000 shares of Common Stock to cover over-allotments, if any.  The Common Stock to be sold in the public offering was issued to the Selling Stockholders on October 28, 2009 upon exercise of warrants issued to the Selling Stockholders pursuant to an Exchange Agreement dated as of May 28, 2009 (the “Exchange Agreement”).  The gross proceeds to the Company from the exercise of all of the foregoing warrants will be approximately $6.9 million.  The Selling Stockholders executed promissory notes for the exercise price of the warrants providing that the entire amount of the warrant exercise price is payable to the Company on the earlier of the closing of the pubic offering or November 3, 2009. The Company intends to use the net proceeds from the exercise of warrants to fund potential acquisitions and for general corporate purposes, including acquisitions and other expansion of its current production capacity.

The offering is being made pursuant to the Company’s effective Registration Statement on Form S-1 (File No. 333-159959) (the “Registration Statement”).  As further described in the Registration Statement and in Item 5.03 of this Current Report on Form 8-K, concurrent with the offering, the Company is effecting a two (2) shares for three (3) shares reverse stock split of the Company's Common Stock, and the share and per share price information in this Current Report on Form 8-K assumes that, and has been adjusted for, this reverse stock split.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the actual Underwriting Agreement, which is filed as an exhibit hereto.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On October 28, 2009 the Company issued an aggregate of 2,620,000 shares of Common Stock to Barron Partners L.P. and an aggregate of 80,000 shares of Common Stock to Eos Holdings, LLC upon the exercise of warrants described in Item 1.01 of this Current Report on Form 8-K. The Selling Stockholders executed promissory notes for the exercise price of the warrants providing that the entire amount of the warrant exercise price was payable to the Company on the earlier of the closing of the pubic offering or November 3, 2009. The shares of Common Stock were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

    In order to induce such warrant exercises the Company agreed that the exercise price of all of the remaining warrants to purchase an aggregate of 1,585,882 shares of Common Stock held by Barron Partners L.P. and all of the remaining warrants to purchase an aggregate of 47,450 shares of Common Stock held by Eos Holdings, LLC will be $2.55 per share.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On October 28, 2009, the Company filed with the Florida Secretary of State's office an amendment to its Articles of Incorporation in order to carry out a two (2) shares for three (3) shares reverse stock split of the Company's Common Stock. The reverse stock split becomes effective at 9:00 a.m. ET on October 29, 2009. This action reduces the number of outstanding Common Stock from 22.3 million to 14.7 million, and reduces the authorized shares of the Company Common Stock from 100,000,000 to 66,666,666. All fractional shares that would result from the reverse split will be rounded up to the next whole share.

ITEM 8.01. OTHER EVENTS

On October 29, 2009 the Company’s Common Stock will be listed and begin trading on the NYSE Amex Equities.

On October 29, 2009, the Company issued a press release announcing that the Underwriters had priced the public offering described in Item 1.01 of this Current Report on Form 8-K.

The Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 28, 2009
3.1	Articles of Amendment to Articles of Incorporation, dated October 28, 2009
99.1	Press release dated October 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                      October 29, 2009

SKYPEOPLE FRUIT JUICE, INC. By: /s/ SPRING LIU Spring Liu, Chief Financial Officer (Principal Financial Officer)